Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES

ISSUANCE OF MOVIPREP® PATENT

Patent Protection Provided to September 1, 2024

RALEIGH, NC, January 31, 2007 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the issuance of patent number US 7,169,381, entitled “Colon Cleaning Compositions and Methods,” by the United States Patent and Trademark Office. This patent provides patent coverage until September 1, 2024 to the dry purgative composition containing PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution, that we market in the United States under the trade name MOVIPREP®. Norgine has licensed rights, including this patent, to MOVIPREP in the United States to Salix Pharmaceuticals. The patent has composition of matter claims covering the MOVIPREP purgative that will be listed in the Orange Book.

“The issuance of this patent is another important milestone in our ongoing effort to further strengthen the intellectual property position of our product portfolio,” stated Carolyn Logan, President and Chief Executive Officer. “MOVIPREP is unique among the available purgatives in that it is the only PEG cleansing agent that incorporates ascorbic acid in its formulation. We believe this to be state-of-the-art technology creating a distinct advantage for this two-liter liquid PEG product in the growing bowel cleansing market, and we are pleased that this technology now is protected by extended patent coverage.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

Salix markets COLAZAL®, XIFAXAN®, OSMOPREP™, VISICOL®, MOVIPREP® , AZASAN®, ANUSOL-HC® and PROCTOCORT®. Balsalazide tablets, Granulated Mesalamine, SANVAR® (600 ug vials vapreotide acetate powder) and Xifaxan for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include intellectual property risks, management of rapid growth, risks of regulatory review and clinical trials, market acceptance for approved products, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.